Exhibit 10.3

THIRD AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amendment to Amended and Restated Employment Agreement, dated as of January 27, 2021 (this "Third Amendment"), is by and between The Greenbrier Companies, Inc. (the "Company") and Mark J. Rittenbaum ("Executive") and amends the terms of that certain Amended and Restated Employment Agreement, dated as of August 28, 2012, between the Company and Executive (the "Agreement"), as amended by the First Amendment to Amended and Restated Employment Agreement, dated March 29, 2016, and the Second Amendment to Amended and Restated Employment Agreement dated September 9, 2019 (collectively with the Agreement, the "Amended Agreement").

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.  Sections 1.1 and 1.2 of the Amended Agreement are hereby amended and restated to read in their entirety as follows:

"1.1Employment of Executive.  The Company agrees to employ Executive, and Executive agrees to serve, until August 31, 2022 (the "Retirement Date") as the Company's Executive Vice President upon the conditions set forth in this Agreement.

1.2Responsibilities.  Executive shall report to William A. Furman, in his capacity as Chief Executive Officer or Executive Chairman of the Board, as the case may be, for so long as Mr. Furman is an employee of the Company.  In the event that Mr. Furman ceases to be an employee of the Company prior to the Retirement Date, Executive shall report to the Chief Executive Officer.  While employed by the Company, Executive shall be responsible for onboarding, coaching and supporting his successor as Chief Commercial and Leasing Officer, along with other duties related to the Company’s commercial or leasing activities which may be reasonably assigned by the party to whom Executive reports. Executive agrees to abide by all the policies, practices and rules of the Company.”

2.  Section 2.1 of the Amended Agreement is hereby amended and restated to read as follows:

"2.1Term.  The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until all obligations of the parties hereunder have been performed.  On the Retirement Date Executive shall submit to the Board his resignation from all executive positions he then holds, including the position of Executive Vice President."

3.  Section 2.2 of the Amended Agreement is hereby deleted.

4.  Sections 3.1 and 3.2 of the Amended Agreement are hereby amended and restated to read in their entirety as follows:

"3.1Total Compensation; Base Salary.  Until August 31, 2022, the Company shall continue to pay Executive his annual base salary in the amount in effect immediately prior to the execution of this Third Amendment (the "Base Salary").  The Base Salary shall be payable in accordance with the Company's usual and customary payroll practices, but no less frequently than monthly installments.

3.2Annual Cash Incentive.  Executive shall be eligible to earn a bonus each year in an amount to be determined pursuant to the annual bonus program approved by the Committee and then in effect (the "Annual Bonus").  Executive's target Annual Bonus amount shall be not less than 100% of Executive's Base Salary, but the actual amount earned and paid pursuant to Executive's Annual Bonus for any year may be an amount less than, greater than, or the same as the target amount.  Any Annual Bonus shall be paid to Executive in cash (subject to normal withholding and payroll deductions) within 120 days following the end of the fiscal year in which such Annual Bonus shall be earned and in any event within the short-term deferral period specified in Treas. Reg. §1.409(b)(4) (i.e., later of the 15th day of the third month following the end of the calendar year or the 15th day of the third month following the end of the Company's taxable year).”

5.  The Amended Agreement is hereby amended by adding a new Section 3.10 as follows:

"3.10For the avoidance of doubt, except as otherwise provided in this Third Amendment, until the Retirement Date Executive will be entitled to continue receiving, without cost, those perquisites and benefits provided to him immediately prior to the execution of this Third Amendment.  For clarity, all references in this Section 3.10 to perquisites being provided "without cost" does not mean that Executive will be grossed-up for any tax liability to Executive associated with such perquisites."

6. Section 3.5 of the Amended Agreement is amended by adding the following at the end of such section:

“For the avoidance of doubt, Executive shall be eligible to receive a Supplemental Retirement Plan contribution on his behalf with respect to Plan year (calendar year) 2021, such contribution anticipated to be made in January 2022.  While no level of contribution is required and no level of supplemental retirement benefits is guaranteed, the Company intends to make said contribution in the ordinary course in the actuarial determined amount for such year as is intended to provide the target benefit amount.  The Company will not treat Executive differently from other current participants in the plan with respect to contributions in such year, other than differences based on compensation levels or actuarial determinations of amounts intended to fund target benefit amounts.  If the contribution for such year is less than the amount calculated in accordance with the plan for such year to reach the target benefit, then the Company will make one or more subsequent contributions as soon as it is able to fund benefits in accordance with the terms of the plan.”

7.  Section 5 of the Amended Agreement is hereby further amended to add the following at the end of such section:

"For the avoidance of doubt, for purposes of this Section 5 Executive's retirement as an executive on the Retirement Date as contemplated by Section 2.1 shall be considered a voluntary termination by Executive."

8.  A new Section 11 is added to the Amended Agreement as follows:

“Section 11.  Consulting Engagement.  Upon the Retirement Date, Executive shall become a consultant to the Company, but will generally continue to be treated as an employee for tax purposes. Executive’s duties as a consultant shall be mutually agreed upon by Executive and the person to whom Executive reported immediately prior to the Retirement Date.   Executive’s consulting term shall continue through November 30, 2022.  Executive shall receive a fee for his services as a consultant of $1,000 per month (the “Consulting Fee”).  Executive and eligible family members will be eligible for coverage under the Company’s employer-sponsored health insurance while he is acting as a consultant on the same terms as in effect immediately prior to the Retirement Date.”

Except as amended by this Third Amendment, the Amended Agreement shall remain in full force and effect.

THE GREENBRIER COMPANIES, INC.		EXECUTIVE

By:	/s/ William A. Furman	/s/ Mark J. Rittenbaum
Mark J. Rittenbaum

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